Exhibit 10.2
AGREEMENT FOR
SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT
     THIS AGREEMENT is entered into as of the 6th day of May, 2009 by and between Anthony W. Boor (the “Executive”) and Brightpoint, Inc., an Indiana corporation (the “Company”).
     1. Eligibility for Supplemental Retirement Benefit. In addition to any amounts that may be payable to the Executive pursuant to any other compensation or benefit plan or program maintained by the Company to which the Executive may be entitled, subject to Section 5 below, the Company shall pay to the Executive beginning upon his Date of Termination (as such term is defined in that certain Amended and Restated Employment Agreement dated as of May 6, 2009 between the Executive and the Company, as it may be amended from time to time (the “Employment Agreement”)) (the applicable date the “Payment Start Date”), an annual amount (the “Supplemental Retirement Benefit”) calculated and paid pursuant to the provisions of this Agreement including, but not limited to, the payment period described in Section 3 below.
     2. Calculation of the Supplemental Retirement Benefit.
          (a) Formula. The Supplemental Retirement Benefit shall equal the lesser of:
          (i) $344,000 and
          (ii) the product of (A) the Gross Benefit as defined in subsection 2(b) below, multiplied by (B) the Early Commencement Percent defined in subsection 2(e) below:
          (b) Gross Benefit. The Gross Benefit shall equal an annual payment equal to the product of the Accrual Percentage (as calculated in accordance with subsection 2(c) below) multiplied by the Final Average Earnings (as defined in subsection 2(d) below).
          (c) Accrual Percentage. The Accrual Percentage shall equal the sum of (i) 12%, (ii) 2% multiplied by each Year for which the Executive is employed by the Company during the calendar years 2009 through 2014 and (iii) 4% multiplied by each Year for which the Executive is employed by the Company during any calendar year subsequent to 2014; provided, however, that under no circumstances shall the Accrual Percentage exceed 60%. For purposes of this Agreement, “Year” means the calendar year commencing with the calendar year 2009 and does not include any calendar year prior to 2009.
          (d) Final Average Earnings. The Executive’s Final Average Earnings for purposes of subsection 2(b) above shall equal the quotient of (i) the sum of (A) the Executive’s Annual Base Salary (as defined below) for the 5 Years prior to the Executive’s Date of Termination plus (B) the Executive’s target cash bonus with respect to the calendar year ending in each such Year (notwithstanding when such bonus is paid or payable and specifically excluding any equity-based awards), divided by (ii) 5. “Annual Base Salary” shall mean the base rate of cash compensation payable by the Company to or for the benefit of the Executive for services rendered, including base pay the Executive could have received in cash in lieu of deferrals pursuant to any non-qualified deferred compensation plan or pursuant to any pre-tax contribution made on the Executive’s behalf to any qualified plan maintained by the Company pursuant to a cash or deferred arrangement (as defined under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”)), under any cafeteria plan (as defined under Section 125 of the Code) or under a qualified transportation fringe benefit (as defined under Section 132(f) of the Code).
          (e) Early Commencement Percent. The Early Commencement Percent shall equal the result of:
          (i) 100%, less
          (ii) the product of .25% for each full calendar month the Payment Start Date precedes the calendar month in which occurs the Executive’s 60th birthday (designed to be a 3% discount for each full twelve-month period the Payment Start Date precedes the Executive’s 60th birthday, with monthly pro-ration for any period of less than twelve months).
     3. Form of Payment of Supplemental Retirement Benefit. The Supplemental Retirement Benefit payable hereunder shall be paid for a ten-year period or, if earlier, through the date of the Executive’s death, in an annual amount determined pursuant to Section 2 above. Payment shall commence effective on the Payment Start Date, with payments to be made monthly in arrears as of the first of each month. To the extent required for compliance with the terms of Code Section 409A, payments shall not be made during a period immediately following the Date of Termination (the “Delay Period”) and, on the first business day immediately following the Delay Period (the “Catch-Up Payment Date”) the Executive shall receive a lump-sum payment equal to the total of the payments that would have otherwise been made during the Delay Period plus simple interest on each such payment for the period from the date such payment would otherwise have been made to the Catch-Up Payment Date, with such interest at a rate equal to 1% over the prime rate as published in The Wall Street Journal (U.S. Edition) as of the Date of Termination or, if the Wall Street Journal is not published on such date, the next following date that The Wall Street Journal is published.
     4. Survivor Benefit. If the Executive dies prior to his Date of Termination, then no Supplemental Retirement Benefit shall be paid. If Executive dies while receiving the Supplemental Retirement Benefit, then no Supplemental Retirement Benefit shall be payable for any days after the date of the Executive’s death.
     5. Termination for Cause. If the Executive’s employment with the Company is terminated by the Company for Cause then no Supplemental Retirement Benefit shall be paid..
     6. Withholding. All payments provided for in this Agreement shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable federal, state or local law.

     7. Unsecured General Creditor. Nothing contained in this Agreement and no action taken pursuant to its provisions by the Company or any person, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. The payments to the Executive hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Executive acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company.
     8. General Provisions.
          (a) Enforceability. To the extent not preempted by Federal law, the validity, interpretation, construction and enforceability of this Agreement shall be governed by the internal laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (b) Modification, Amendment, Waiver. No modification or amendment of any provision of this Agreement shall be effective unless approved in writing by both parties. Either party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
          (c) Headings. The heading and section or subsection designations of this Agreement are included solely for convenience of reference and shall in no event be construed to define or limit any provisions of this Agreement.
          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Any facsimile of this Agreement shall be considered an original document.
          (e) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.

BRIGHTPOINT, INC.
By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President, General Counsel & Secy.

/s/ Anthony W. Boor
Anthony W. Boor

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